SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KORN/FERRY INTERNATIONAL

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	95-2623879 (I.R.S. Employer Identification No.)

1800 Century Park East, Suite 900, Los Angeles, California 90067

(Address, Including Zip Code, of Principal Executive Offices)

Korn/Ferry International Executive Capital Accumulation Plan

(Full Title of the Plan)

Gary D. Burnison

Korn/Ferry International

1800 Century Park East, Suite 900

Los Angeles, California 90067

(310) 552-1834

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

COPY TO:

Steven B. Stokdyk, Esq.

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, California 90067-1725

(310) 712-6600

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Deferred Compensation Obligations(1)	$40,000,000	100%(2)	$40,000,000(2)	$3,236.00(3)

(1)	The Deferred Compensation Obligations being registered are general unsecured obligations of Korn/Ferry International to pay deferred compensation in the future to participating members of a select group of management or highly compensated employees in accordance with the terms of the Korn/Ferry International Executive Capital Accumulation Plan.
(2)	Estimated solely for the purpose of determining the registration fee.
(3)	Calculated pursuant to Rule 457(h).

The Exhibit Index for this Registration Statement is at page 5.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of Korn/Ferry International (the “Company”) filed with the Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended April 30, 2003, filed with the Commission on July 22, 2003; and

(b)	The Company’s Quarterly Report on Form 10-Q for its quarterly period ended July 31, 2003, filed with the Commission on September 15, 2003.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

The Korn/Ferry International Executive Capital Accumulation Plan (the “Plan”) provides a select group of management or highly compensated employees (“Eligible Employees”) of the Company and certain of its affiliates with the opportunity to defer the receipt of certain pre-tax cash compensation. The obligations of the Company under the Plan (the “Deferred Compensation Obligations”) will be general unsecured obligations of the Company to pay deferred compensation in the future to participating Eligible Employees (“Participants”) in accordance with the terms of the Plan from the general assets of the Company and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Deferred Compensation Obligations include compensation deferred by Participants, contributions made to Participants’ Plan accounts by the Company and investment earnings (or losses) thereon. Such obligations will be denominated and payable in United States dollars.

Subject to certain limits set forth in the Plan, each Participant may elect to defer a fixed dollar amount or a percentage up to 90% of his or her salary payable with respect to a particular calendar year and/or up to 100% of his or her bonus, if any, with respect to a particular fiscal year of the Company. The Company may make a discretionary contribution in any amount on behalf of one or more Participants at the end of each fiscal year.

The Company maintains bookkeeping accounts to which Participants’ deferrals are credited — salary and bonus deferrals are credited to a Participant’s “Deferral Account” and Company contributions are credited to a Participant’s “Company Contributions Account.” The Company Contributions Account consists of separate “Annual Company Contribution Subaccounts” for each fiscal year in which a Company contribution is made on the Participant’s behalf. A Participant is 100% vested in his or her Deferral Account at all times. While the Participant is employed by the Company or its affiliates, he or she becomes vested in any of his or her Annual Company Contribution Subaccounts ratably over the three-year period after the contribution is made. The Participant becomes fully vested in all amounts in his or her Annual Company Contribution Subaccounts upon a termination of employment after age 65 or due to the Participant’s death or disability.

Deferred compensation and vested Company contributions (adjusted for deemed investment returns) are generally distributed upon termination of employment. However, participants may elect an in-service distribution date, provided that such date is the first business day of any May which, in the case of salary deferrals, is at least three years after the end of the calendar year during which the salary was earned, or, in the case of bonus deferrals, is at least three years after the end of the fiscal year with respect to which the bonus was awarded. Participants may also request an early distribution of deferred compensation in the event of an unforeseeable emergency.

Participants may elect that their Plan benefits be distributed in a lump sum or in quarterly installments over a period of five, ten or fifteen years. The Company has discretion to defer any distribution of benefits for up to two years.

No amount payable or deliverable under the Plan will be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary. Any attempt to dispose of any rights to benefits payable under the Plan shall be void.

The Company reserves the right to amend or terminate the Plan at any time.

The total amount of the Deferred Compensation Obligations are not determinable because the amount will vary depending upon the level of participation by Eligible Employees and the amounts of their salaries and bonuses. The duration of the Plan is indefinite.

The Deferred Compensation Obligations are not convertible into another security of the Company. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default by the Company.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law (the “Delaware Law”), the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

The Company’s Certificate of Incorporation and Amended and Restated Bylaws include provisions to (i) eliminate the personal liability of its directors and officers for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the Delaware Law and (ii) require the Company to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Company or its stockholders, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

The Company has also obtained an insurance policy covering the officers and directors of the Company with respect to certain liabilities (including, without limitation, liabilities arising under the Securities Act).

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description of Exhibit

4.1	Korn/Ferry International Executive Capital Accumulation Plan.

5.1	Opinion of Sullivan & Cromwell LLP.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included in this Registration Statement under “Signatures”).

Item 9.	Undertakings

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 10th day of December, 2003.

KORN/FERRY INTERNATIONAL

By:	/s/ Gary D. Burnison

Chief Financial Officer, Chief Operating Officer and Executive Vice President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gary D. Burnison and Peter L. Dunn, or each of them individually, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Paul C. Reilly Paul C. Reilly	Chairman of the Board and Chief Executive Officer	December 10, 2003

/s/ Gary D. Burnison Gary D. Burnison	Chief Financial Officer, Chief Operating Officer and Executive Vice President	December 10, 2003

/s/ James E. Barlett James E. Barlett	Director	December 10, 2003

/s/ Frank V. Cahouet Frank V. Cahouet	Director	December 10, 2003

/s/ Spencer C. Fleischer Spencer C. Fleischer	Director	December 10, 2003

/s/ Sakie Fukushima Sakie Fukushima	Director	December 10, 2003

/s/ Patti S. Hart Patti S. Hart	Director	December 10, 2003

/s/ David L. Lowe David L. Lowe	Director	December 10, 2003

/s/ Edward D. Miller Edward D. Miller	Director	December 10, 2003

/s/ Gerhard Schulmeyer Gerhard Schulmeyer	Director	December 10, 2003

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Korn/Ferry International Executive Capital Accumulation Plan.

5.1	Opinion of Sullivan & Cromwell LLP.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included in this Registration Statement under “Signatures”).